Exhibit 10.11

FORM OF

PINNACLE BANKSHARES CORPORATION

2004 INCENTIVE STOCK PLAN

RESTRICTED STOCK AGREEMENT

Granted [INSERT AWARD DATE]

This Restricted Stock Agreement (“Agreement”) is entered into as of [INSERT AWARD DATE] pursuant to the 2004 Incentive Stock Plan (the “Plan”) of Pinnacle Bankshares Corporation, a Virginia corporation (the “Company”), and evidences the grant of Restricted Stock (as defined in the Plan), and the terms, conditions and restrictions pertaining thereto, to [INSERT NAME] (the “Employee”).

1. Award of Shares. Pursuant to the Plan, effective on [INSERT AWARD DATE] (the “Award Date”), the Company awarded to the Employee a restricted stock award (the “Award”) covering «shares» shares of the Company’s Stock (the “Award Shares”) subject to the terms, conditions and restrictions set forth in this Agreement.

2. Period of Restriction and Vesting in the Award Shares.

(a)	Subject to accelerated vesting or forfeiture as hereinafter provided, the Employee’s interest in the Award Shares shall become non-forfeitable (“Vested” or “Vesting”) on the earlier of [INSERT VESTING DATE/SCHEDULE], the Employee’s death or termination of employment due to the Employee’s permanent and total disability as defined in Section 22(e)(3) of the Code (such date being the “Vesting Date” and the period from the Award Date through the Vesting Date being the “Period of Restriction”), provided he remains in employment with the Company and/or any of its Subsidiaries or, after any cessation of his employment which does not result in Vesting of the Award Shares, he fulfills the Consulting and Non-competition Requirement described in Paragraph 2(d) until such Vesting Date.

(b)	Except as contemplated in Paragraph 2(c), the Award Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, during the Period of Restriction. Except as otherwise provided pursuant to Paragraph 2(c), the Award Shares shall become freely transferable by the Employee as of the last day of the Period of Restriction.

(c)

Subject to earlier forfeiture as provided below, in the event of the occurrence of a Transaction Date while the Employee is an employee of the Company or one of its Subsidiaries or while he is complying with the Consulting and Non-competition Requirement described in Paragraph 2(d), the Award Shares shall become Vested and freely transferable on such Transaction Date provided such Transaction Date occurs not less than six (6) months after the Award Date. For purposes hereof, a “Transaction Date” shall mean the date on which an offeror other than the Company shall first publicly offer to acquire shares of Stock of the Company pursuant to a tender offer or exchange offer or the date of mailing of proxy material to the stockholders of the Company with respect to a merger or other reorganization that will result in the Stock of the Company being converted into cash or securities of another entity.

(d)	For purposes hereof, the “Consulting and Non-competition Requirement” is that, after his cessation of employment and prior to Vesting of the Award Shares, (i) the Employee provides such reasonable consulting services commensurate with his knowledge and experience to the Company and/or any of its Subsidiaries, not in excess of five (5) hours per calendar month, which the Board reasonably requests in writing or, if accepted by the Employee, orally with sufficient advance notice to the Employee and at the Company’s headquarters or within twenty-five (25) miles thereof (with the Company paying any reasonable expenses which the Employee incurs in connection therewith) and (ii) the Employee not engage in Competition.

(e)	For purposes hereof, “Competition” means the Employee’s engaging without the written consent of the Board or a person authorized thereby, in any activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity within fifty (50) miles of the Company’s headquarters or any branch office of the Company or any of its Subsidiaries (unless the Employee’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to or involved materially in such competitive activity) if it involves:

(A)	engaging in or entering into the business of any banking, lending, investment or insurance or any other business activity in which the Company or any of its Subsidiaries is actively engaged at the time the Employee’s employment ceases, or

(B)	soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or any of its Subsidiaries for the purpose of competing with the products or services provided by the Company or any of its Subsidiaries, or

(C)	employing or soliciting for employment any employees of the Company or any of its Subsidiaries for the purpose of causing them to terminate employment with the Company or any of its Subsidiaries or competing with the Company or any of its Subsidiaries.

For purposes of this Agreement, “customers” or “clients” of the Company or any of its Subsidiaries means individuals or entities to whom the Company or any of its Subsidiaries has provided banking, lending, investment, insurance or other similar financial services at any time after [INSERT AWARD DATE], but only within the one (1) year period prior to the date the Employee’s employment with the Company and its Subsidiaries ceases.

3. Stock Certificates.

(a)	The Company shall issue the Award Shares either: (i) in certificate form as provided in Paragraph 3(b) below; or (ii) in book-entry form, registered in the name of the Employee with notations regarding the applicable restrictions on transfer imposed under this Agreement.

(b)	Any certificates representing the Award Shares shall be held by the Company until such time as the restrictions hereunder lapse and such Award Shares become transferable, or are forfeited hereunder. Any Award Shares issued in book-entry form shall be subject to the following legend and any certificates representing the Award Shares shall bear the following legend, until such time as the restrictions hereunder lapse and such shares become transferable:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the 2004 Incentive Stock Plan of Pinnacle Bankshares Corporation, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated [INSERT AWARD DATE]. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of Pinnacle Bankshares Corporation.

(c)	Promptly after the end of the Period of Restriction with respect to any of the Award Shares, the Company shall, as applicable, either remove the notations on any of the Award Shares issued in book-entry form as to which the restrictions have lapsed or deliver to the Employee a certificate or certificates evidencing the number of Award Shares as to which the restrictions have lapsed.

(d)	The Committee may require, concurrently with the execution and delivery of this Agreement, the Employee to deliver to the Company an executed stock power, in blank, with respect to the Award Shares. The Employee, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Company and each of its authorized representatives as the Employee’s attorney(s) in fact to effect any transfer of forfeited shares (or shares otherwise reacquired or withheld by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

4. Voting Rights. During the Period of Restriction, the Employee may exercise full voting rights with respect to the Award Shares.

5. Dividends and Other Distributions. During the Period of Restriction, the Employee shall be entitled to receive currently all dividends and other distributions paid with respect to the Award Shares (other than dividends or distributions which are paid in shares of Stock). If, during the Period of Restriction, any such dividends or distributions are paid in shares of Stock with respect to the Award Shares, such shares shall be registered in the name of the Employee and, if issued in certificate form, deposited with the Company as provided in Paragraph 3, and shall be subject to the same restrictions on transferability as the Award Shares with respect to which they were paid.

6. Termination of Employment and Failure to Comply with the Consulting and Non-competition Requirement. Subject to the next sentence of this Paragraph, if the Employee’s employment with the Company and its Subsidiaries ceases prior to the end of the Period of Restriction and Paragraph 2(c) does not apply or has not applied, then any Award Shares subject to restrictions at the date of such cessation of employment shall be automatically forfeited to the Company. Notwithstanding the foregoing, no forfeiture shall occur while the Employee is complying with the Consulting and Non-competition Requirement after a cessation of his employment which does not result in Vesting of the Award Shares. For purposes of this Agreement, transfer of employment among the Company and its Subsidiaries shall not be considered a termination or cessation of employment.

7. Withholding Taxes. The Company, or any of its Subsidiaries, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares. The Committee may require the Employee or any successor in interest to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes required to be withheld by the Company, or any of its Subsidiaries, and to withhold any distribution in whole or in part until the Company, or any of its Subsidiaries, is so paid or reimbursed. In lieu thereof, the Company, or any of its Subsidiaries, shall have the right to withhold from any other cash amounts due to or to become due from the Company, or any of its Subsidiaries, to or with respect to the Employee an amount equal to such taxes required to be withheld by the Company, or any of its Subsidiaries, to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes or to retain and withhold a number of shares of the Company’s Stock having a Fair Market Value not less than the amount required to be withheld and cancel any such shares so withheld in order to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes. The Employee or any successor in interest is authorized to deliver shares of the Company’s Stock in satisfaction of minimum statutorily required tax withholding obligations (whether or not such shares have been held for more than six months and including Vested shares acquired pursuant to this Award).

8. Administration of Plan. The Plan is administered by the Committee appointed by the Company’s Board of Directors. The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding awards pursuant to the Plan, and to require of any person receiving an award, at the time of such receipt or lapse of restrictions, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall in its discretion, deem necessary by reason of the Code or any rule or regulation thereunder, or by reason of the tax laws of any State.

9. Plan and Prospectus. This Award is granted pursuant to the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement and other provisions). A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Employee, and the Employee acknowledges receipt thereof.

10. Construction and Capitalized Terms. This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

12. Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties.

13. Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing signed by the parties.

14. Severability. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

To evidence their agreement to the terms, conditions and restrictions hereof, the Company and the Employee have signed this Agreement as of the date first above written.

PINNACLE BANKSHARES CORPORATION

By

Its

EMPLOYEE

[INSERT NAME]